Exhibit 99.1 Brookdale Reports June 2021 Occupancy Nashville, Tenn., July 9, 2021 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for June 2021. 2020 2021 Occupancy Jun Jul Aug Sept Oct Nov Dec Jan Feb Mar Apr May Jun Weighted avg. % 77.4% 76.4% 75.2% 74.3% 73.8% 72.8% 71.5% 70.0% 69.4% 69.4% 69.9% 70.5% 71.2% Month-end % 77.8% 76.6% 75.5% 75.0% 74.1% 73.1% 71.5% 70.4% 70.1% 70.6% 71.1% 71.6% 72.6% June 2021 Observations:  Four consecutive months of occupancy growth.  June’s month-end occupancy percentage was nearly 100 basis points (bps) better than the prior month-end.  Sequentially, the weighted average occupancy percentage increased approximately 70 bps.  We expect to continue to publish monthly occupancy reports until we return to providing financial guidance, at which point we would expect to return to our historical reporting practices. About Brookdale Senior Living Brookdale Senior Living Inc., the nation’s premier operator of senior living communities, is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence and integrity. The Company operates independent living, assisted living, Alzheimer’s and dementia care communities, and through its comprehensive network of services, Brookdale helps to provide seniors with care and services to support their lifestyle in an environment that feels like home. The Company’s expertise in healthcare, hospitality and real estate provides our residents with opportunities to improve wellness, pursue passions and stay connected with friends and loved ones. The Company operates and manages 685 communities in 41 states as of June 30, 2021, with the ability to serve approximately 59,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or Twitter. Kathy MacDonald, SVP Investor Relations • 615-505-1968 • email: Kathy.macdonald@brookdale.com 65% 70% 75% 80% Jun 2020 Jul Aug Sep Oct Nov Dec Jan 2021 Feb Mar Apr May Jun Average for Month Month-end Weighted average 3Q 2020 75.3% 4Q 2020 72.7% 1Q 2021 69.6% 2Q 2021 70.5% Brookdale’s Consolidated Occupancy